ASSET SALE AND PURCHASE AGREEMENT

This ASSET SALE AND PURCHASE AGREEMENT is made and entered into as of the 17th day of February, 2004, by and between PINNACLE ELECTRONICS, LLC, a Delaware limited liability company (the "Seller"), and LABARGE ELECTRONICS, INC., a Missouri corporation (the "Buyer").

BACKGROUND

    The Seller and its subsidiary, Pinnacle POS, are engaged in the business of (i) designing, manufacturing and marketing printed circuit assemblies and electronic/electro-mechanical systems and (ii) providing contract electronic manufacturing services (the "Business"). Unless the context requires otherwise, all references to Seller shall include Seller and its subsidiaries.

    The Buyer desires to acquire from the Seller and the Seller desires to transfer to the Buyer, the "Purchased Assets" (as hereinafter defined), and, in connection therewith the Buyer is willing to assume the "Assumed Obligations" (as hereinafter defined), all in accordance with and subject to the terms and conditions hereinafter provided (the "Transaction").

    The Seller and the Buyer (sometimes referred to herein individually as a "Party" and collectively as the "Parties") desire to state the terms and conditions of the Transaction, including the mode of carrying out the same, the consideration to be exchanged by the Parties in connection with the Transaction and such other matters as the Parties consider to be necessary or desirable.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual and independent promises and undertakings hereinafter set forth, and subject to the terms and conditions hereinafter provided, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I. Definitions and Certain Usages

    Defined Terms. Initially capitalized words and phrases set forth below in this Section 1.1 have the following meanings:

    "AAA" has the meaning given to it in Section 7.5 hereof.

    "Accounts Receivable" means, at the relevant time, all amounts receivable from customers of the Seller in respect of the sales of products and services by the Seller in the operation of the Business, subject to customary discounts, offsets, contras and the like.

    "Adjustment Escrow" has the meaning given to it in Section 2.3 hereof.

    "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referenced Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and/or policies of such Person, directly or indirectly, whether through ownership of voting securities or other voting rights, by contract or otherwise (and the words "controlling" and "controlled" have meanings correlative of the foregoing).

    "Agreement" means this Asset Sale and Purchase Agreement (including the Exhibits and Schedules hereto), as the same may, from time to time, be amended, modified or supplemented in accordance with its terms.

    "Applicable Legal Requirements" means, with respect to any Person, any federal, state or local law (whether statutory or common law), rule, regulation, code or ordinance, and any administrative, judicial or arbitral decision, order, ruling, judgment, award, writ or decree to which such Person and/or all or a portion of the business or assets of such Person is subject.

    "Assumed Contracts" means those Contracts identified on Schedule 1.1(a) hereto.

    "Assumed Obligations" means the following liabilities and obligations of the Seller:

    (a) all liabilities and obligations under the Assumed Contracts which remain unsatisfied as of the Closing Date;

    (b) all accounts payable of the Seller arising in the ordinary course of the Business prior to the Closing Date, including all accrued payroll, vacation pay and other obligations to Retained Employees which are not Retained Liabilities;

    (c) all obligations of the Seller for repair, replacement or return of products shipped or services provided in the ordinary course of the Business prior to the Closing Date; and

    (d) all obligations of the Seller for any warranty claim relating to products shipped or services provided in the ordinary course of the Business prior to the Closing Date.

    "Bill of Sale, Assignment and Assumption Agreement" means the agreement, substantially in the form of Exhibit A hereto, to be entered into by and between the Seller and the Buyer.

    "Books and Records" means (in whatever form or medium) all of the following that pertain to the Business: (i) books, records, ledgers, files, documents, correspondence, lists, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (ii) all computer files and programs, retrieval programs, operating data and plans, (iii) all production records, customer and supplier lists, item specifications, product literature, sales records, and pricing models and schedules, and (iv) all schematics, drawings, blueprints, plans, specifications and similar documentation but excluding any of the foregoing that are part of the Excluded Assets.

    "Business" has the meaning given to it in paragraph A of the Background hereto.

    "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks located in Pittsburgh, Pennsylvania are permitted or required by law to be closed.

    "Buyer" has the meaning given to it in the introductory paragraph hereto.

    "Buyer Loss" and "Buyer Losses" have the meanings given to them in Section 6.2 hereof.

    "Buyer Material Adverse Effect" means any state of facts, event, effect or change in circumstances that, individually or together with any other state of facts, event, effect or change in circumstances, (a) is materially adverse to or materially impairs the ability of the Buyer to perform its obligations under this Agreement or (b) prevents or materially delays the taking of any action on the part of the Buyer necessary for the consummation of the Transaction.

    "Buyer Party" and Buyer Parties" have the meanings given to them in Section 6.2 hereof.

    "Charter Documents" means, with respect to the Seller or the Buyer, as the case may be, (a) the certificate of organization, certificate of formation, articles of incorporation, certificate of incorporation or other organizational document (however designated) required by the laws of the jurisdiction in which such Party is organized in order for it to commence its existence, and (b) the operating agreement, limited liability agreement, by-laws or other document (however designated) governing the internal affairs of such Party.

    "Claim" and "Claims" have the meanings given to them in paragraph (a) of Section 6.3 hereof.

    "Claim Expiration Date" has the meaning given to it in Paragraph (e) of Section 6.3 hereof.

    "Claim Representative" has the meaning given to it in paragraph (a) of Section 6.3 hereof.

    "Closing" has the meaning given to it in Section 2.1 hereof.

    "Closing Conditions" has the meaning given to it in Section 5.3 hereof.

    "Closing Date" has the meaning given to it in Section 2.1 hereof.

    "Closing Balance Sheet" has the meaning given to it in Section 2.4 hereof.

    "Closing Statement" has the meaning given to it in Section 2.4 hereof.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commencement Date" means September 14, 2001, the date that the Seller began operating the Business.

    "Confidential Information" means with respect to any Person, any information concerning the business or affairs of such Person, or the ownership of such Person (including the identity of the direct and indirect owners), that is not generally known to the public.

    "Contracts" means all rights and obligations of the Seller under all contracts, agreements, purchase orders and sale orders, whether written or oral, relating to the Business, including (i) all orders and agreements for the sale of products or services of the business, (ii) all agreements for the purchase or delivery of utilities, inventory, supplies, parts or maintenance services, and (iii) all equipment or facility leases, but excluding all plan documents and contracts relating to Employee Benefit Plans.

    "Conveyance Documents" means the Bill of Sale, Assignment and Assumption Agreement, the Lease Assignment and all other instruments and documents required (or reasonably requested by the Buyer) for the sale, assignment, conveyance, grant, transfer and delivery by the Seller to the Buyer of the Purchased Assets pursuant to this Agreement.

    "Disclosure Schedule" means the attached list of disclosures and exceptions relating to the representations and warranties of the Parties.

    "Dispute" has the meaning given to it in Section 7.5 hereof.

    "Disputing Parties" has the meaning given to it in Section 7.5 hereof.

    "Employee Benefit Plan" means any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, and all other employee compensation and benefit plans of the Seller (including all bonus, profit sharing, incentive compensation and deferred compensation plans maintained by the Seller or to which the Seller contributes or has contributed).

    "Environmental Law" means any Applicable Legal Requirement relating to (a) the protection of the environment (including, without limitation, air, water, surface water, ground water, drinking water, surface land and subsurface land), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive or otherwise hazardous substance or material, or (c) the effect of any of the foregoing on human health or safety.

    "ERISA" means the Employee Retirement Security Act of 1974, as amended.

    "Escrow Agent" has the meaning given to it in Section 2.3 hereof.

    "Escrow Agreement" has the meaning given to it in Section 2.3 hereof.

    "Escrow Funds" has the meaning given to it in Section 2.3 hereof.

    "Excluded Assets" means the following which shall not be included in the sale and purchase hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller:

    (a) all cash and cash equivalents of the Business on hand as of the Closing Date;

    (b) all rights of the Seller to any Tax refunds, Tax abatements and Tax carry forwards or carrybacks relating to Taxes imposed and paid by Seller prior to the Closing Date;

    (c) all minute books and limited liability company records of the Seller;

    (d) all rights of the Seller under this Agreement and the Conveyance Documents;

    (e) all Contracts which are not Assumed Contracts;

    (f) all insurance policies maintained by the Seller (including the term life insurance policy on the life of Ty Eggemeyer);

    (g) all personnel records, Tax records and any other records that the Seller is required by Applicable Legal Requirements to retain in its possession (provided that Buyer will be entitled to copies of all such records related to Retained Employees);

    (h) all claims, causes of action, rights of recovery or set-off and defenses and all other rights relating to the Excluded Assets and the Retained Liabilities;

    (i) the cause of action captioned Pinnacle Electronics, LLC v. IoWare, Inc. (Civil Action No. 218670) in the circuit Court for Fairfax County, Virginia; and

    (j) disputed tax payment in the amount of $39,727.00 made to the Pennsylvania Department of Revenue on behalf of Braddock Holding, LLC.

    "Governmental Authority" means any federal, state or local governmental authority charged with the administration or enforcement of any Applicable Legal Requirement.

    "Governmental Authorizations" means all licenses, permits, certificates, and other authorizations and approvals required under all Applicable Legal Requirements to which the Business and/or any of the Purchased Assets are subject.

    "Indemnified Party" and "Indemnified Parties" have the meanings given to them in paragraph (a) of Section 6.3 hereof.

    "Indemnifying Party" has the meaning given to it in paragraph (a) of Section 6.3 hereof.

    "Indemnity Escrow" has the meaning given to it in Section 2.3 hereof.

    "Initial Balance Sheet" has the meaning given to it in Section 2.4 hereof.

    "Initial Purchase Price" has the meaning given to it in Section 2.3 hereof.

    "Intellectual Property" means all of the following, owned, used or licensed by the Seller as licensee or licensor: (i) all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively "Marks"); (ii) patents, patentable inventions, discoveries, improvements, ideas, and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof (collectively "Patents"); (iii) trade secrets, processes, technology and computer programs, software and databases, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof (collectively, "Trade Secrets"), (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; and (vii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

    "Inventory" means all of the Seller's raw materials, work in process, finished goods and all other items of a kind or character customarily carried as inventory in the Seller's accounts, including any such items that are in transit, held at the premises of others or paid for and not delivered.

    "Lease Agreement" means the Keystone Commons Lease dated as of December 1, 2000 between Regional Industrial Development Corporation of Southwestern Pennsylvania and the Seller (as assignee of Contraves, Inc.).

    "Lease Assignment" means the Assignment and Assumption of Lease substantially in the form of Exhibit B hereto.

    "Legal Proceedings" has the meaning given to it in paragraph (e) of Section 3.1 hereof.

    "Lien" means any restriction, adverse claim, charge, mortgage, deed of trust, pledge, security interest, option, right of first refusal, right of first offer, right to purchase, or other encumbrance on or against or with respect to property.

    "Loss Threshold Amount" has the meaning given to it in paragraph (c) of Section 6.3 hereof.

    "Non-Assignable Asset" has the meaning given to it in Section 2.2 hereof.

    "Normalized Net Working Capital" has the meaning given to it in Section 2.4 hereof.

    "Party" and "Parties" have the meanings given to them in paragraph C of the Background hereof.

    "Permitted Encumbrances" means, without duplication, (a) materialmens', mechanics', carriers' and other like Liens arising in the ordinary course of the Business, (b) imperfections of title that do not materially interfere with the use or materially detract from the value of the subject property, (c) in the case of real property leased by the Seller, (i) the leases for such real property, (ii) zoning and other municipal ordinances, and (iii) easements, rights of way, standard title insurance exceptions, building and use restrictions and covenants which do not materially interfere with the present use of or materially detract from the value of the subject property, (d) Liens for Taxes not yet due and payable, (e) interests of licensors of tangible personal property and Intellectual Property licensed to the Seller, (f) interests of lessors of equipment or other tangible personal property leased to the Seller and (g) the Assumed Obligations.

    "Person" includes an individual, corporation, partnership, limited liability company, business or other trust, unincorporated association or other entity.

    "Personal Property" means all machinery, equipment, computer hardware, tools, dies, vehicles, furniture, fixtures, office supplies, sales display equipment, product displays, and other tangible personal property (other than Inventory) owned or held under lease by the Seller that is necessary for, or used by the Seller in the operation of, the Business.

    "Pinnacle POS" means Pinnacle POS, LLC, a Delaware limited liability company.

    "Post-Closing Adjustment" has the meaning given to it in Section 2.4 hereof.

    "Prepaid Expenses" means all rights to properties, credits, services or other tangible benefits resulting from the prepayment by the Seller of expenses relating to the Business.

    "Purchased Accounts Receivable" means all Accounts Receivable generated as of the Closing Date which remain unpaid in whole or in part as of the Closing Date.

    "Purchased Assets" means all of the Seller's right, title and interest in and to the following assets and property, wherever located, which are used or usable in the Business:

    (a) the Personal Property;

    (b) the Inventory;

    (c) the Assumed Contracts;

    (d) the names Pinnacle and Pinnacle Electronics;

    (e) all of the Seller's ownership interest in Pinnacle POS;

    (f) the Intellectual Property and the goodwill associated therewith;

    (g) the Purchased Accounts Receivable;

    (h) the Books and Records;

    (i) the Prepaid Expenses (other than Prepaid expenses relating to insurance policies maintained by the Seller);

    (j) the Governmental Authorizations, to the extent that they are assignable to the Buyer; and

    (k) all telephone numbers currently assigned to the Business, to the extent that they are assignable to the Buyer.

    "Purchase Price" has the meaning given to it in Section 2.3 hereof.

    "Retained Employees" has the meaning given to it in Section 4.3 hereof.

    "Retained Liabilities" means all liabilities and obligations of the Seller that are not Assumed Obligations, including, but not limited to:

    (a) indebtedness for borrowed money;

    (b) accruals for or obligations relating to dividends or distributions to members of Seller with respect to their membership interests;

    (c) management bonuses or incentives accrued for fiscal year 2003 or for Ty Eggemeyer for fiscal year 2004;

    (d) liabilities or obligations not reflected on Seller's audited balance sheet as of December 28, 2003 and not accrued in the ordinary course of business since that date;

    (e) obligations for severance of Seller's employees existing as of the Closing Date;

    (f) obligations of Seller to make contributions to or make payments from any of Seller's Employee Benefit Plans with respect to periods prior to the Closing; and

    (g) Seller's transaction costs, which are covered by Section 7.9 hereof.

    "Seller" has the meaning given to it in the introductory paragraph hereto.

    "Seller Loss" and "Seller Losses" shall have the meanings given to them in Section 6.1 hereof.

    "Seller Material Adverse Effect" means any state of facts, event, effect or change in circumstances that, individually or together with any other state of facts, event, effect or change in circumstances, (a) is materially adverse to or materially impairs the ability of the Seller to perform its obligations under this Agreement, (b) is materially adverse to or impairs the value, condition or use and enjoyment by the Buyer of the Purchased Assets or the value or condition, financial or otherwise, of the Business, other than (i) facts, events or changes resulting from the announcement of the execution and delivery of this Agreement or (ii) changes in economic or business conditions generally, or (c) prevents or materially delays the taking of any action on the part of the Seller necessary for the consummation of the Transaction.

    "Seller Party" and "Seller Parties" have the meanings given to them in Section 6.1 hereof.

    "Tax" means any form of taxation, assessment, levy, duty or other charge imposed by any Governmental Authority, including any tax, levy, duty or other charge based on income or profits, gross receipts, accumulated earnings, sales, use or occupation, capital stock or franchise, real or personal property, or employment or payroll. The foregoing includes any alternative or add-on minimum Tax, ad valorem or value-added Tax, transfer Tax, social security Tax (including national insurance contributions), payroll, disability or unemployment Tax, stamp Tax or customs or excise tax.

    "Third-party Legal Proceeding" means any Legal Proceeding in which at least one Person other than a Party is a participant and, for purposes of Section 6.3 hereof but not necessarily Section 7.6 hereof, with respect to which one or more Claims has been or may be asserted.

    "Trademark Assignment" means the Trademark Assignment substantially in the form of Exhibit F hereto.

    "Transaction" has the meaning given to it in paragraph B of the Background hereto.

    Certain Usages. As used in this Agreement:

    the meanings of words and phrases used herein are equally applicable to the singular and plural forms of those terms where appropriate, and references herein to the masculine, feminine or neuter gender include each other gender unless the context indicates otherwise;

    the word "dollar" or the symbol "$" refers to the legal tender of the United States of America;

    the words "herein," "hereof," "hereto," "hereunder" and similar words refer to this Agreement; and

    the word "knowledge" means, and words of similar import mean, actual knowledge after reasonable inquiry; and

    the captions and headings contained in this Agreement are for convenience of reference only and shall not expand, limit or otherwise affect the provisions of this Agreement or the interpretation or applicability of such provisions.

ARTICLE II. The Closing; Sale and Purchase of the Purchased Assets

    The Closing. The consummation of the sale and purchase of the Purchased Assets (the "Closing") shall take place at the offices of Eckert Seamans Cherin & Mellott, LLC, 600 Grant Street, 44th Floor, Pittsburgh, Pennsylvania 15219, commencing at 10:00 a.m. (prevailing eastern time) as soon as practicable (and in any event not later than three Business Days) after the date on which all of the conditions set forth in Article V hereof have been satisfied or waived in writing, unless a different place, time and/or date is mutually agreed upon by the Parties. The purchase and sale of the Purchased Assets shall be effective as of 12:01 a.m. (prevailing eastern time) on the day on which the Closing occurs (the "Closing Date").

    Sale and Purchase of the Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, convey, transfer and deliver to the Buyer (by the execution and delivery of the Conveyance Documents to the Buyer), and the Buyer shall purchase from the Seller, all of the Purchased Assets free and clear of all Liens other than Permitted Encumbrances. To the extent that the Seller's rights under any Assumed Contract, permit, franchise, claim or asset included in the Purchased Assets may not be assigned without the consent of another Person which consent has not been obtained (each, a "Non-Assignable Asset"), this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain prior to the Closing any such required consents with respect to any such Assumed Contract, permit, franchise, claim or asset. The Parties agree that if any consent to an assignment of any such Non-Assignable Asset shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights so that Buyer would not acquire the benefit of all such rights, Seller, to the maximum extent permitted by law, shall act as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Non-Assignable Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer (including entering into an equivalent alternate arrangement). The Parties shall cooperate and shall use their commercially reasonable efforts after the Closing to obtain an assignment of each such Non-Assignable Asset to Buyer.

    Consideration. In consideration of the sale, assignment, conveyance, transfer and delivery by the Seller to the Buyer of the Purchased Assets and the performance and compliance by the Seller of all covenants and agreements to be performed and complied with by the Seller pursuant to this Agreement, the Buyer shall (a) assume the Assumed Obligations and (b) pay to the Seller an amount, in cash, equal to Forty-One Million Dollars ($41,000,000.00) (the "Initial Purchase Price") less Two Million Dollars ($2,000,000.0) (the "Escrow Funds") to be deposited in an interest bearing escrow account with National City Bank, N.A. (the "Escrow Agent") pursuant to a mutually acceptable Escrow Agreement in substantially the form attached hereto as Exhibit E (the "Escrow Agreement"), Two Million Dollars ($2,000,000.00) of which is established for the purpose of satisfying claims, if any, of Buyer under Article VI hereof (the "Indemnity Escrow") and Zero Dollars ($0.00) of which is established for the purpose of satisfying the obligations, if any, of the Seller in connection with the Post-Closing Adjustment, as hereinafter defined (the "Adjustment Escrow"). The Initial Purchase Price, as adjusted pursuant to the Post-Closing Adjustment, shall be the "Purchase Price."

    Post-Closing Adjustment. As soon as is practicable, but in any event not later than forty-five (45) days following the Closing, Buyer shall prepare (with Seller's reasonable assistance and input) and cause to be delivered to Seller a Closing Date statement containing Buyer's calculation of Normalized Net Working Capital (as hereinafter defined) (the "Closing Statement"), which Closing Statement shall include, but not be limited to, the following, all of which shall be prepared consistently with the November 30, 2003 unaudited balance sheet of the Seller (the "Initial Balance Sheet"):

    (a) a schedule of Seller's Inventory as of the Closing Date;

    b) schedule of Seller's accounts payable as of the Closing Date;

    c) a schedule of Seller's Accounts Receivable as of the Closing Date; and

    d) a balance sheet of Seller as at the Closing Date (such balance sheet, the "Closing Balance Sheet") prepared in a manner consistent with generally accepted accounting principles, consistently applied, with inventories, accounts payable and accounts receivable reflected on such Closing Balance Sheet taken from the schedules prepared pursuant to subparagraphs (a), (b) and (c) above.

    The term "Normalized Net Working Capital" shall mean the Seller's net accounts receivable plus net inventory less trade payables, accrued employee payroll deductions and all accrued payroll, vacation pay, and other obligations to Retained Employees which are Assumed Obligations, determined as of the Closing Date in the same manner and using the same methodology as in the determination of Normalized Net Working Capital based on the Company's Initial Balance Sheet; provided, however, that the receivables reserve on the Closing Balance Sheet will be increased by $250,520.91 and the inventory reserve on the Closing Balance Sheet will be increased by $636,725.07 and Normalized Net Working Capital shall be increased by the amount, if any, by which other current liabilities on the Closing Balance Sheet are less than $213,500 and decreased by the amount, if any, by which other current liabilities on the Closing Balance Sheet are more than $213,500.

    Seller shall have thirty (30) days following receipt of the Closing Statement to review the Closing Statement and make any objections in writing to Buyer. If no objection is received from Seller within such thirty (30) day time period or if Seller notifies the Buyer that the Seller accepts the Closing Statement as presented, Seller shall be deemed to have accepted Buyer's calculation of Normalized Net Working Capital and the Closing Balance Sheet, and such calculation of Normalized Net Working Capital and the Closing Balance Sheet shall be final. If Seller objects to the Closing Statement within such thirty (30) day time period, Buyer and Seller shall use reasonable efforts to reach agreement on any disputed items or amounts. If Buyer and Seller are unable to reach such agreement within ten (10) days after Seller's delivery of a written objection, they shall promptly thereafter cause a nationally recognized firm of independent accountants chosen by and mutually acceptable to Buyer and Seller (the "Accounting Referee") to review the Initial Balance Sheet, the Closing Statement, this Agreement as it pertains to the calculation of Normalized Net Working Capital and the disputed items or amounts for the purpose of determining the final normalized Net Working Capital.

    The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, but in no event later than thirty (30) days after retention of the Accounting Referee, a report setting forth the Accounting Referee's determination of the final Normalized Net Working Capital and the Closing Balance Sheet. Such report shall be final and binding upon Buyer and Seller and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The cost of such review and report shall be borne by the Party whose calculation of the Normalized Net Working Capital was mathematically farthest from the Accounting Referee's final calculation of the Normalized Net Working Capital.

    Within three (3) business days following the final determination of the Normalized Net Working Capital in accordance with this Section 2.4, a dollar for dollar adjustment (the "Post-Closing Adjustment") shall be made to the Purchase Price to reflect any difference between Eight Million Two Hundred Ninety Thousand Nine Hundred Twelve Dollars ($8,290,912.00), which is the Seller's Normalized Net Working Capital determined by the Parties based on the Initial Balance Sheet, and the Normalized Net Working Capital as of the Closing Date.

    If Normalized Net Working Capital exceeds Eight Million Two Hundred Ninety Thousand Nine Hundred Twelve Dollars ($8,290,912.00) (the amount of such excess being herein called the "Overage"), (a) the Adjustment Escrow shall be released to the Seller and (b) the Buyer shall pay to the Seller an amount equal to the Overage. If Normalized Net Working Capital is less than Eight Million Two Hundred Ninety Thousand Nine Hundred Twelve Dollars ($8,290,912.00) (the amount of such deficiency being herein called the "Shortfall"), the Seller shall pay to the Buyer an amount equal to the Shortfall; any Shortfall shall be satisfied first out of the Adjustment Escrow, with any amount of the Adjustment Escrow not necessary to satisfy the Shortfall to be released to the Seller, and next, if the amount of the Adjustment Escrow is not sufficient to satisfy the Shortfall, by direct payment from the Seller to the Buyer.

    The Post-Closing Adjustment shall be payable within three Business Days after the final determination of Normalized Net Working Capital in accordance with this Section 2.4 by wire transfer of immediately available funds.

    If there is a Post-Closing Adjustment pursuant to this Section 2.4, the allocation of the Purchase Price under Section 2.7 shall also be adjusted accordingly.

    Method of Payment. At the Closing, the Buyer shall pay to the Seller the Initial Purchase Price less the Escrow Funds in cash by wire transfer to an account specified by the Seller by notice given to the Buyer not later than two Business Days prior to the date of the Closing or, in the absence of such notice, by a bank check payable to the order of the Seller. The Post-Closing Adjustment, if any, shall be paid in the manner set forth in Section 2.4 hereof.

    Actions at the Closing. At the Closing, the following shall take place:

    the Buyer shall deliver to the Seller a certificate of the Buyer executed by Buyer's President and Vice President stating that (i) all representations and warranties made by the Buyer in Section 3.1 hereof are accurate, true and correct in all material respects as of the Closing Date, and (ii) the Buyer has performed and complied in all respects with all covenants and agreements to be performed and complied with by the Buyer at or prior to the Closing Date;

    the Seller shall deliver to the Buyer a certificate of the Seller executed by Seller's Chief Executive Officer and Director of Finance stating that (i) all representations and warranties made by the Seller in Section 3.2 hereof are accurate, true and correct in all material respects as of the Closing Date, and (ii) the Seller has performed and complied in all respects with all covenants and agreements to be performed and complied with by the Seller at or prior to the Closing Date;

(c) the Buyer shall deliver to Seller a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Charter Documents of Buyer, certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated by this Agreement;

(d) the Seller shall deliver to Buyer a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Charter Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of managers and members approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated by this Agreement;

(e) the Buyer shall deliver to the Seller an opinion of Armstrong Teasdale LLP, counsel to the Buyer, substantially in the form of Exhibit C hereto;

(f) the Seller shall deliver to the Buyer an opinion of Eckert Seamans Cherin & Mellott, LLC, counsel to the Seller, substantially in the form of Exhibit D hereto;

(g) the Seller and the Buyer shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement;

(h) the Seller and the Buyer shall execute and deliver the Lease Assignment;

(i) the Seller and the Buyer shall execute and deliver the Escrow Agreement;

(j) the Buyer shall enter into employment agreements, in form and substance satisfactory to Buyer, executed by each of Teresa Huber, Melanie Keenan, Gregg Mozdy and Bruce Darr and an agreement with Ty Eggemeyer providing for reasonable consultation for a period not exceeding twelve (12) months;

(k) the Seller shall execute and deliver all other Conveyance Documents and, except with respect to the Non-Assignable Assets, deliver evidence of all consents or authorizations necessary to convey the Purchased Assets;

(l) the Buyer shall pay the Initial Purchase Price less the Escrow Funds to the Seller in the manner specified in Section 2.3 hereof;

(m) the Buyer, if it so elects, shall be authorized to file UCC Financing Statements with the office of the Secretary of State of the State of Delaware with respect to the Purchased Assets;

(n) the Seller shall notify all account debtors under the Purchased Accounts Receivables to make all payments owing thereunder to the Buyer, which notice shall be in the form provided by the Buyer to the Seller;

(o) the Seller and Buyer shall execute and deliver an assignment and assumption of Seller's entire ownership interest in Pinnacle POS, in a form reasonably acceptable to the Buyer;

(p) the Seller shall execute and deliver the Trademark Assignment; and

(q) the Seller and the Buyer shall execute and deliver an acknowledgement that the Closing Conditions have been fulfilled to the satisfaction of the Seller and the Buyer.

    Allocation of Purchase Price. The total Purchase Price shall be allocated among the Purchased Assets in the manner set forth on Schedule 2.7 hereto which the Parties acknowledge and agree has been (or will be) prepared in accordance with Section 1060 of the Code and the regulations thereunder. Each of the Seller and the Buyer agree to adhere to such allocations for the purposes of all federal, state and local tax returns filed by them after the date of the Closing, including the determination by the Seller of taxable gain or loss on the sale of the Purchased Assets hereunder and the determination by the Buyer of its tax basis with respect to the Purchased Assets, and agree to record the transactions contemplated hereby on their respective books and records, and otherwise act, consistent with such allocations. In any proceeding related to the determination of any Tax, neither the Buyer nor any Seller shall contend that such allocation is not correct.

    Excluded Assets. Anything in this Agreement to the contrary notwithstanding, the Excluded Assets, and all related rights, liabilities and obligations, are not part of the Transaction and shall remain the property of, and be retained by, the Seller.

ARTICLE III. Representations and Warranties

    Representations and Warranties of the Buyer. Except as disclosed on the Disclosure Schedule bearing a number corresponding to the applicable Section of this Agreement and subject to the provisions of Section 6.4 hereof, the Buyer represents and warrants to the Seller that the statements contained in this Section 3.1 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date:

(a) Organization; Power and Authority. The Buyer is a corporation duly organized and validly existing under the laws of the State of Missouri and has the full power and authority to carry on its business.

    Due Authorization. This Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Buyer hereunder, and the taking by the Buyer of all actions to be taken by it in connection with the transactions contemplated by this Agreement, have been (or as of the Closing Date will have been) duly authorized by the board of directors of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize the execution and delivery by the Buyer of this Agreement and each other agreement, certificate and other writing executed and delivered by the Buyer hereunder and the taking by the Buyer of all actions to be taken by it in connection with the transactions contemplated by this Agreement.

    Due Execution and Delivery; Binding Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Buyer hereunder, and to perform fully its obligations hereunder and thereunder. This Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Buyer hereunder, has been (or will be) duly executed and delivered by the Buyer and is (and will be) the valid and binding obligation of the Buyer enforceable against it in accordance with each of their respective terms, except as such validity, binding effect and enforceability may be limited or otherwise affected by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and moratorium laws, and laws and related judicial doctrines of similar application, from time to time in effect limiting or affecting creditors' rights generally. The execution and delivery by the Buyer of this Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Buyer hereunder, and the taking by the Buyer of the actions to be taken by it in connection with the Transaction do not and will not:

    (i) constitute a breach or violation of, or a default under (or an event which, with the giving of notice, the passage of time or both, would constitute a default under) any of the terms or conditions of the Buyer's Charter Documents;

    (ii) require the filing with, notice to, or consent, authorization or approval of, any Governmental Authority or any other Person except where the failure to make or obtain such filings, notices, consents, authorizations or approvals would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect; or

    (iii) constitute a breach or violation of, or a default under (or an event which, with the giving of notice, the passage of time or both, would constitute a default under) any indenture, mortgage, loan agreement, contract or other instrument to which the Buyer is a party or by which its properties are bound, or any applicable Legal Requirement by which the Buyer or any of its properties is bound, except for inconsequential breaches, violations or defaults that may exist and which do not, individually or in the aggregate, in whole or in part, impair the value of the Transaction to the Seller.

    Brokers, Finders, Financial Advisors, Etc. No financial advisory fee, brokerage fee, finder's fee, commission or similar fee is payable by the Seller to any Person on account of this Agreement or the Transaction based upon arrangements made by or on behalf of the Buyer.

    Legal Proceedings No complaint, suit, action or judicial, regulatory or governmental action, proceeding or investigation (each a "Legal Proceeding") is pending, or, to the knowledge of the Buyer, threatened, against the Buyer that challenges, or is reasonably expected to prevent, delay or otherwise interfere with, the Transaction.

    Financing. The Buyer has, or will have at the Closing, sufficient funds available to it in order to pay the Initial Purchase Price in accordance with the terms of this Agreement.

3.2 Representations and Warranties of the Seller. Except as disclosed on the Disclosure Schedule bearing a number corresponding to the applicable Section of this Agreement and subject to the provisions of Section 6.4 hereof, the Seller represents and warrants to the Buyer that the statements contained in this Section 3.2 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date.

    Organization; Power and Authority. Each of the Seller and Pinnacle POS is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the full power and authority to carry on its business. Each of the Seller and Pinnacle POS is qualified or registered to conduct business and is in good standing under the laws of each jurisdiction where such qualification or registration is required, except where the failure to be so qualified or registered would not reasonably be expected to result in a Seller Material Adverse Effect.

    Due Authorization. This Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Seller hereunder, and the taking by the Seller of all actions to be taken by it in connection with the transactions contemplated by this Agreement, have been (or as of the Closing Date will have been) duly authorized by the managers and by the members of the Seller, and no other proceedings on the part of the Seller are necessary to authorize the execution and delivery by the Seller of this Agreement and each other agreement, certificate, and other writing executed and delivered by the Seller hereunder and the taking by the Seller of all actions to be taken by it in connection with the transactions contemplated by this Agreement. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

    Due Execution and Delivery; Binding Effect. The Seller has the requisite power and authority to enter into, execute and deliver this Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Seller hereunder, and to perform fully its obligations hereunder and thereunder. This Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Seller hereunder has been (or will be) duly executed and delivered by the Seller and is (and will be) the valid and binding obligation of the Seller enforceable against it in accordance with each of their respective terms, except as such validity, binding effect and enforceability may be limited or otherwise affected by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and moratorium laws and laws and related judicial doctrines of similar application from time to time in effect limiting or affecting creditors' rights and remedies generally. The execution and delivery by the Seller of this Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Seller hereunder, and the taking by the Seller of the actions to be taken by it in connection with the Transaction do not and will not:

    (i) constitute a breach or violation of, or a default under (or an event which, with the giving of notice, the passage of time or both, would constitute a default under) any of the terms or conditions of the Seller's Charter Documents;

    (ii) require the filing with, notice to, or consent, authorization or approval of, any Governmental Authority or any other Person; or

    (iii) constitute a breach or violation of, or a default under (or an event which, with the giving of notice, the passage of time or both, would constitute a default under) any indenture, mortgage, loan agreement, contract or other instrument to which the Seller is a party or by which its properties are bound, or any Applicable Legal Requirement by which the Seller, or any of its properties, is bound.

    Purchased Assets. The Seller has good and marketable title to, or holds valid leasehold interests in, or licenses for, all of the Purchased Assets to be sold, assigned, transferred and delivered by the Seller to the Buyer, free and clear of all Liens other than Liens to be released at or prior to the Closing and Permitted Encumbrances. All properties and assets of the Seller that are material to the Business are included in the Purchased Assets. All buildings, machinery, equipment and other tangible assets used in the Business and included in the Purchased Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes for which they are presently used by the Seller.

    Operation of the Business. Since the Commencement Date, the Seller has operated the Business in the ordinary course, and no event has occurred which would reasonably be expected to have a Seller Material Adverse Effect.

    Compliance. Except where failure to comply would not result in Seller's inability to operate the Business as currently conducted or a Seller Material Adverse Effect, the Seller is in compliance with all Applicable Legal Requirements (including all Environmental Laws) to which the Business and/or any of the Purchased Assets is subject and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure to so comply of which the Seller has received notice.

    Customers, Suppliers and Providers. Section 3.2(g) of the Disclosure Schedule sets forth (i) a list of the ten largest customers (by dollar volume) for whom the Seller directly or indirectly provided products during fiscal year 2003 and (ii) a list of the ten largest suppliers of goods and services to the Seller for fiscal year 2003 in terms of the dollar amount of purchases, including the name and address of each such customer and supplier. No Person listed on Section 3.2(g) of the Disclosure Schedule hereto has terminated, cancelled or adversely curtailed its business relationship with the Seller or, to the Seller's knowledge, threatened to do so, and the Seller has not received any written or oral notice or other communication that any such Person intends to cease or reduce, or is considering ceasing or reducing, its business relationship with the Seller. The Seller is not aware of any future material increase in the amounts paid for the goods and services used by the Seller in the Business.

    Employee Matters. Section 3.2(h) of the Disclosure Schedule contains a true and complete list of the name, title, job description, length of service, current location and base salary or hourly rate of each employee of Seller, including employees on personal, military, family, educational or medical leave, each employee receiving sickness disability benefits or occupational, illness and injury benefits and each employee on long-term disability, excluding part-time and temporary employees (each an "Employee" and collectively referred to as the "Employees"), as of the date of this Agreement, together with a statement of the basis, amount and nature of any other remuneration, whether in cash or kind, paid to each such Employee during the current fiscal year or accrued for or payable to each such Employee in the future, and the basis for accrual and amount of all vacation and similar benefits to which each such non-salaried Employee was entitled as of the date of this Agreement.

With respect to the Employees:

(i) Seller is not a party to or bound by any employment agreement or any collective bargaining agreement;

(ii) There is not pending, or to the knowledge of Seller threatened, any strike, walkout or other work stoppage or any union organizing effort relating to Seller or its employees;

(iii) Seller is in compliance with all Applicable Laws in all material respects with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and there is no complaint of unfair labor practice, employment discrimination or unjust enrichment against Seller pending before the National Labor Relations Board.

(iv) Seller has not experienced any labor stoppage, concerted labor activity, or other material labor difficulty during the last three years;

(v) No labor organization has been certified or is currently negotiating as a bargaining representative of an employee of Seller;

(vi) No current or former employee of Seller has asserted a claim against Seller (of which Seller has received notice) on account or for:

A. overtime pay, other than overtime pay for the current payroll period;

B. wages or salary for any period other than the current payroll period;

C. with respect to non-salaried employees, vacation, time off or pay in lieu of vacation or time off, or other than that earned with respect to the current fiscal year; or

D. any violation of any law relating to minimum wages or maximum hours of work; and

(ix) Seller has no outstanding commitment or agreement to effect any general wage or salary increase for any of its employees.

(x) Except for persons hired on a short-term, temporary basis, none of the persons employed in Seller's business is provided to the Seller under contract with a third party.

(xi) Seller is not in violation in any material respect of the Americans with Disabilities Act of 1990 or any state law, regulation or order relating to employment discrimination or occupational safety, nor has Seller received any unresolved complaint from any Federal, state or regulatory body alleging violations of any such laws or regulations, nor is Seller implementing any orders or consent decrees remedying any such prior violation.

(i) Intellectual Property. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller during the twelve (12) month period immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions (except as otherwise agreed by the Buyer) immediately subsequent to the Closing hereunder. The Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

The Seller has not interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and the Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of the Seller. No Patent has been or is now involved in any interference, reissue, reexamination, invalidation or opposition proceeding and, to the knowledge of Seller, no such action is threatened with respect to any of the Patents. No Mark has been or is now involved in any opposition, invalidation or cancellation and, to the knowledge of Seller, no such action is threatened with respect to any of the Marks. The conduct of the Business as currently conducted does not violate or infringe in any way any proprietary right of any third party.

The Seller is not, nor will it be as a result of Seller's execution and delivery of this Agreement or Seller's performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property. The validity and enforceability of the Intellectual Property and the registration thereof will not be affected adversely as a result of the consummation of the transactions contemplated by this Agreement.

No former or present employees, officers or directors of the Seller hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

A. Section 3.2(i)(A) of the Disclosure Schedule identifies each Patent and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. All of the issued Patents are currently subsisting, unexpired, in proper form and enforceable, and to the knowledge of Seller, are valid, and all renewal fees and other maintenance fees which have become due on or prior to the effective date of this Agreement have been paid.

B. Section 3.2(i)(B) of the Disclosure Schedule identifies each Mark used by the Seller in connection with the Business. All of the registered Marks and registered copyrights are currently valid, subsisting, unexpired, in proper form and enforceable, and all renewal fees and other maintenance fees which have become due on or prior to the effective date of this Agreement have been paid.

C. Section 3.2(i)(C) of the Disclosure Schedule identifies each material Trade Secret used by the Seller in connection with the Business and known to the Seller to be a Trade Secret.

D. With respect to each item of Intellectual Property required to be identified in Schedules 3.2(i)(A), 3.2(i)(B) and 3.2(i)(C) of the Disclosure Schedule, the Seller possess all right, title, and interest in and to the item, free and clear of any Lien (other than Permitted Encumbrances), the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to the knowledge of the Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

E. Section 3.2(i)(E) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.2(i)(E) of the Disclosure Schedule, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms (except as otherwise agreed to by the Buyer) following the consummation of the transactions contemplated hereby, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder.

F. To the knowledge of Seller, the Intellectual Property is sufficient, adequate and represents all intellectual property rights necessary for the Seller to carry on its Business as presently conducted.

(j) Governmental Authorizations. The Seller holds all Governmental Authorizations that are required for the operation of the Business. All such Governmental Authorizations are valid and in full force and effect. No claims or notices have been received by the Seller alleging that the Seller is not in compliance with the terms of any such Governmental Authorizations and/or with all related Applicable Legal Requirements.

(k) Legal Proceedings. No Legal Proceeding is pending, or, to the knowledge of the Seller, threatened, against the Seller that (i) challenges, or would reasonably be expected to prevent, delay or otherwise interfere with, the Transaction or (ii) that could have a Seller Material Adverse Effect

(l) Brokers, Finders, Financial Advisors, Etc. No financial advisory fee, brokerage fee, finder's fee, commission or similar fee is payable by the Buyer to any Person on account of this Agreement or the Transaction based upon arrangements made by or on behalf of the Seller.

(m) Accounts Receivable. All of the Purchased Accounts Receivable are valid Accounts Receivable and have arisen in the ordinary course of the Business and the Seller has not, in whole or in part, settled or compromised any of the Purchased Accounts Receivable or waived any right to payment thereof. All amounts payable under the Purchased Accounts Receivable relate to products delivered and/or services performed, and no delivery or performance remains outstanding with respect to any of those amounts.

(n) Inventory. All Inventory included in the Purchased Assets is in good condition and is usable or salable in the ordinary course of the Business.

(o) Lease Agreement. Except where failure to comply would not result in Seller's inability to operate the Business as currently conducted on the premises which are the subject of the Lease Agreement or a Seller Material Adverse Effect, the Lease Agreement is in full force and effect and the Seller is in compliance with the terms and conditions of the Lease Agreement to be performed or observed by the Seller.

(p) Assumed Contracts. All of the Assumed Contracts were entered into in the ordinary course of the Business and there are no agreements or understandings between the Seller and the other parties thereto which are not set forth in the Assumed Contracts. The Seller has provided (or as of the Closing will have provided) the Buyer with complete and accurate copies of all Assumed Contracts. All of the Assumed Contracts are legal, valid, binding, in full force and effect and enforceable in accordance with their respective terms and neither Seller nor, to the knowledge of Seller, any other party to any Assumed Contract, is in default or breach of any of the material terms thereof and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder. Neither the Seller nor, to the knowledge of the Seller, any other party to any Assumed Contract has repudiated any provision of any of the Assumed Contracts.

(q) Ownership of Pinnacle POS. The Seller is the sole member of Pinnacle POS and no other Person has, or has any right to acquire, any interest in Pinnacle POS. Seller has no ownership interest in any subsidiaries other than Pinnacle POS.

(r) Tax Matters. The Seller has filed all Tax returns that it was required to file. All such Tax returns were correct and complete in all material respects. All Taxes owed by the Seller have been paid. The Seller has not filed for an extension of time within which to file any Tax return. No claim has been made by an authority in a jurisdiction where the Seller does not file Tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

The Seller has withheld and paid all Taxes required to have been withheld and paid by the Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

The Seller does not expect any authority to assess any additional Taxes with respect to the Seller or the Purchased Assets for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller has knowledge based upon personal contact with any agent of such authority. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since the Commencement Date.

The unpaid Taxes of the Seller (A) did not, as of December 31, 2003, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December 28, 2003 balance sheet of Seller and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

(s) Real Property.

(i) The Seller has no fee ownership interest in any real property.

(ii) Section 3.2(s) of the Disclosure Schedule lists and describes briefly all real property leased to the Seller and Seller has delivered to the Buyer correct and complete copies of the leases listed in Section 3.2(s) of the Disclosure Schedule (as amended to date). With respect to each lease listed in Section 3.2(s) of the Disclosure Schedule:

(A) the lease is legal, valid, binding, enforceable, and in full force and effect;

(B) the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms (except as otherwise agreed to by the Buyer) following the consummation of the transactions contemplated hereby (including the assignment referred to in Section 2.6(f) above);

(C) The Seller is not, and to the knowledge of the Seller no other party to the lease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) The Seller has not, and to the knowledge of the Seller no other party to the lease has, repudiated any provision thereof; there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

(E) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

(F) all facilities leased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required to be obtained by the Seller in connection with the operation thereof and have been operated and maintained by the Seller in accordance with applicable laws, rules, and regulations; and

(G) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

(iii) The Seller has no subleasehold interest in any real property.

(t) Undisclosed Liabilities. The Seller has no liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any liability), except for (i) liabilities set forth on the face of the Initial Balance Sheet and (ii) liabilities which have arisen after the date of the Initial Balance Sheet in the ordinary course of the Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(u) Insurance. Section 3(u) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time since the Commencement Date:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither the Seller nor to the knowledge of the Seller any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) neither the Seller nor to the knowledge of the Seller any other party to the policy has repudiated any provision thereof. The Seller has been covered since the Commencement Date by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(u) of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller.

(v) Financial Statements. Seller has delivered to Buyer: (a) audited balance sheets of the Seller as at December 29, 2002, and December 28, 2003, and the related audited statements of income, changes in members' equity, and cash flow for each of the fiscal years then ended (the "Historical Financial Statements"); and (b) an audited balance sheet of the Seller as of December 29, 2001, and the related audited statements of income, changes in members' equity, and cash flow for the period from September 15, 2001 through December 29, 2001 (the "Stub Period Financial Statements"). Each of the Historical Financial Statements and the Stub Period Financial Statements fairly presents the financial condition and the results of operations, changes in members' equity and cash flows of Seller as at the respective dates of and for the periods covered by such financial statements, all in accordance with GAAP. Each of the Historical Financial Statements and the Stub Period Financial Statements has been prepared from and in accordance with the accounting records of Seller.

(w) Product Warranty. Each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions) have been provided to the Buyer.

(x) Product Liability. The Seller has no liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

(y) Employee Benefits. Neither Seller nor any entity or individual aggregated with Seller under Section 414(b) or (d) of the Code has ever contributed to a multiemployer plan, as defined in Section 3(37) of Title I of ERISA or has incurred any multiemployer withdrawal liability within the meaning of Section 4201 of Title IV of ERISA.

(z) Disclosure. No representation or warranty by the Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby knowingly contains or will knowingly contain any untrue statement of a material fact or knowingly omits or will knowingly omit to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading. There is no fact relating to the Purchased Assets or the Seller and known to the Seller which may materially adversely affect the same and which has not been disclosed to the Buyer in writing.

ARTICLE IV. Certain Agreements

    Buyer's Due Diligence; Access to Records and Facilities. The Buyer acknowledges that it has conducted its due diligence with regard to the Business and the Purchased Assets and during the course of such due diligence has not become aware of any state of facts, event, effect or change in circumstances which constitutes a Seller Material Adverse Effect. Prior to the Closing, the Seller shall continue to provide the Buyer and its representatives and agents, including the Buyer's outside accountants, reasonable access, subject to the provisions of Section 4.6 hereof, to the Seller's employees, customers, suppliers, facilities and books and records (and representatives and agents), including meetings with any of the foregoing persons or entities where deemed reasonably necessary by the Buyer, and shall promptly notify Buyer of any fact, event, effect or change in circumstances which could constitute a Seller Material Adverse Effect; provided, however, that no such notification shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    Operations Pending the Closing. (a) Pending the Closing, the Seller shall operate the Business in the ordinary course, shall not enter into any transaction outside the ordinary course of Business without the prior written consent of Buyer, and shall protect the Purchased Assets against Liens and casualty loss. By way of amplification and not limitation:

    (i) the Seller shall continue to maintain its relationships with its employees, customers and suppliers, service its customers, collect its Accounts Receivable, perform its contractual obligations and pay its trade creditors consistent with past practices; and

    (ii) the Seller shall not terminate the employment of any employee of the Seller that has been identified by the Buyer as a candidate for employment by the Buyer following the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld, or amend, modify or change any existing employment agreement or similar arrangement or commitment, or enter into any new employment agreement or similar arrangement or commitment with any such employee.

    Employees. Section 3.2(h) of the Disclosure Schedule identifies the employees of the Seller who will be offered employment by the Buyer effective as of the Closing Date. Employees of the Seller who accept employment with the Buyer ("Retained Employees") shall continue to be entitled to participate in benefit plans formerly provided by Seller and, except for the 401(k) plan, assumed by the Buyer or be entitled to participate in all benefit plans and programs of the Buyer to which they may be entitled as a result of their respective rates of compensation or job classifications. Subject to the reasonable discretion of Buyer, Retained Employees shall be provided credit for years of service with the Seller for the purposes of eligibility and vesting under the Buyer's benefit plans and programs. Effective as of the Closing Date, Seller shall terminate the employment of all Retained Employees.

    Retained Liabilities. The Seller shall remain unconditionally liable for all Retained Liabilities and, as between the Seller and the Buyer, shall remain responsible for the payment, performance and satisfaction of all Retained Liabilities in accordance with their respective terms, it being understood that the Buyer does not, directly or indirectly, assume or agree to pay, perform or satisfy any of the Retained Liabilities.

    Exclusivity. Upon the execution and delivery of this Agreement, and unless and until this Agreement is terminated in accordance with Section 5.3 hereof or otherwise by the agreement of the Parties, the Seller shall not engage, directly or indirectly, in any manner, in any discussions with, or furnish any information to, any Person other than the Buyer and its representatives and agents in connection with the sale or other disposition of all or any portion of the business or assets contemplated by this Agreement, or negotiate or otherwise pursue the sale or other disposition of all or any portion of such business or assets with any Person other than the Buyer.

    Cooperation; Third-party Consents The Buyer and the Seller shall cooperate with one another to assure an orderly transition of the Purchased Assets and the operation of the Business to the Buyer. The Buyer and the Seller shall coordinate any meetings or discussions between the Buyer and employees, representatives, customers and vendors of the Seller. The Seller shall use commercially reasonable efforts to obtain prior to the Closing Date any consents or authorizations reasonably deemed necessary or desirable by the Buyer for purposes of consummating the transactions contemplated hereunder or Buyer's operation of the Business. Prior to the Closing, the Seller and the Buyer shall cooperate in obtaining any necessary consents of third parties to the sale and purchase of the Purchased Assets, including the assignment by the Seller to the Buyer at the Closing of any customer orders, executory contracts and other rights which, but for the failure to obtain such consents, would be included in the Purchased Assets.

4.7 Transfer Taxes; Certificates. The Buyer shall pay at Closing all applicable transfer, sales, use, bulk sales and similar Taxes, and the Seller shall be responsible for all Taxes based upon or measured by the income realized by the Seller on the sale of the Purchased Assets. The Buyer shall furnish the Seller with such information and certificates as the Seller shall reasonably request to enable the Seller to obtain any necessary tax clearance certificates. At the Closing, the Seller shall execute and deliver to the Buyer a Pennsylvania Exemption Certificate evidencing the exemption of the sale of the Purchased Assets from Pennsylvania state and local sales and use taxes.

4.8 COBRA. The Seller shall provide all required continuation medical coverage to its employees and former employees that are not Retained Employees and their dependants under Part 6 of Title I of ERISA, and/or Section 4980B of the Code, on and after the Closing Date with respect to the employment of such employees with the Seller so that the Buyer shall have no responsibility to provide such continuation coverage to such employees and dependants with respect to such employment.

ARTICLE V. Conditions of the Closing; Termination of Agreement

5.1 Conditions to Obligation of the Seller to Close. The obligation of the Seller to consummate the Transaction shall be subject to the following conditions:

    the representations and warranties contained in Section 3.1 hereof shall be accurate, true and correct in all material respects as of the Closing Date, with the same effect as though made at such date and time, except to the extent that any such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall have been accurate, true and correct as of such date; provided, however, that the failure of any such representation and warranty to be accurate, true and correct as of the Closing Date shall not constitute a basis for the Seller to refuse to consummate the Transaction unless such failure, either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Buyer Material Adverse Effect; and the Buyer shall in all material respects have performed and complied with all covenants and agreements to be performed and complied with by the Buyer at or prior to the Closing Date;

    all actions by the Buyer required by paragraphs (a), (c), (e), (g), (h), (i), (l), (o) and (q) of Section 2.6 hereof shall have been taken to the reasonable satisfaction of the Seller;

    no injunction shall have been obtained restraining, delaying or prohibiting, and no suit, action or other legal proceeding shall be pending before any Governmental Authority in which it is sought to restrain, delay or prohibit, any of the transactions contemplated by this Agreement; and

    the members and managers of the Seller shall have approved the Transaction.

5.2 Conditions to Obligation of the Buyer to Close. The obligation of the Buyer to consummate the Transaction shall be subject to the following conditions:

(a) the representations and warranties contained in Section 3.2 hereof shall be accurate, true and correct in all material respects as of the Closing Date, with the same effect as though made at such date and time, except to the extent that any such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall have been accurate, true and correct as of such date; provided, however, that the failure of any such representation and warranty to be accurate, true and correct as of the Closing Date shall not constitute a basis for the Buyer to refuse to consummate the Transaction unless such failure, either individually or in the aggregate, has resulted in or could result in a Seller Material Adverse Effect; and the Seller shall in all material respects have performed and complied with all covenants and agreements to be performed and complied with by the Seller at or prior to the Closing Date;

    all actions by the Seller required by paragraphs (b), (d), (f), (g), (h), (i), (j), (k), (n), (o), (p) and (q), of Section 2.6 hereof shall have been taken to the reasonable satisfaction of the Buyer;

    all filings and notices required to be effected by the Seller prior to the Closing, and all consents, authorizations and approvals required to be obtained by the Seller prior to the Closing, shall have been effected and obtained;

    no injunction shall have been obtained restraining, delaying or prohibiting, and no suit, action or other legal proceeding shall be pending before any Governmental Authority in which it is sought to restrain, delay or prohibit, any of the transactions contemplated by this Agreement or which would materially impair the value, condition or use by Buyer of the Purchased Assets;

(e) the Buyer shall have received any required approvals of its Board of Directors and lenders to the Transaction;

(f) the Seller's lenders shall have released all of their Liens on the Purchased Assets; and

(g) The Seller shall not have reduced, or caused any reduction of, the Seller's inventory reserves of $1,516,276 or receivable reserves of $649,857, in each case as reflected on the Initial Balance Sheet between the date of the Initial Balance Sheet and the Closing Date, other than a reduction of the receivables reserve by $250,520.91 and a reduction of the inventory reserve by $636,725.07 and further reductions to the inventory reserve in the ordinary course of business which do not affect the calculation of Normalized Net Working Capital.

    Waiver of Closing Conditions. The conditions to consummate the Transaction set forth in Sections 5.1 and 5.2 hereof are herein referred to as "Closing Conditions." Neither Party may assert the failure of any Closing Condition that has been caused by the act or failure to act by such Party or the failure of any Closing Condition that is a condition of the other Party's obligation to consummate the Transaction, it being understood and agreed that the Parties will use all reasonable efforts to ensure that all Closing Conditions are satisfied.

(a) If any of the Closing Conditions specified in Section 5.1 hereof have not been fulfilled, the Seller may nevertheless, at its election, proceed with the Closing.

    If any of the Closing Conditions specified in Section 5.2 hereof have not been fulfilled, the Buyer may nevertheless, at its election, proceed with the Closing.

Subject to the second sentence of this Section 5.3, if any Closing Condition that is a condition to a Party's obligation to consummate the Transaction has not been satisfied or waived, that Party may, by notice to the other Party, terminate this Agreement.

    Termination. In addition to termination in accordance with Section 5.3 hereof, this Agreement may be terminated at any time at or prior to the Closing Date as follows:

    by the written agreement of the Seller and the Buyer;

    by the Buyer, if (i) there has been a material breach or violation by the Seller of any of its covenants or agreements contained in this Agreement, which breach or violation shall be incapable of being cured or, if capable of being cured, shall not have been cured to the reasonable satisfaction of the Buyer within 15 days after written notice thereof has been received by the Seller; or (ii) there has occurred a Seller Material Adverse Effect;

    by the Seller, (i) if there has been a material breach or violation by the Buyer of any of its covenants or agreements contained in this Agreement, which breach or violation shall be incapable of being cured or, if capable of being cured, shall not have been cured to the reasonable satisfaction of the Seller within 15 days after written notice thereof has been received by the Buyer or (ii) there has occurred, a Buyer Material Adverse Effect; and/or by either the Seller or the Buyer, if the Closing has not occurred on or before [.]; provided that the terminating Party has not caused the delay in the Closing and/or is not in material breach of violation or any of its covenants and agreements contained in this Agreement.

    Consequences of Termination. In the event of a termination of this Agreement pursuant to Section 5.3 or Section 5.4 hereof, written notice of such termination shall be forthwith given by the terminating Party to the other Party, specifying the provision of this Agreement pursuant to which the terminating Party is taking such action, and this Agreement shall thereupon terminate and be of no further force and effect, and the Transaction shall be abandoned, without further action of the Parties; provided, however, that such termination shall not relieve any Party of any liability to the other Party for a willful breach or violation of this Agreement.

ARTICLE VI. Indemnification

6.1 Indemnification by the Buyer. Subject to the provisions of Section 6.3 hereof, the Buyer shall indemnify the Seller and its Affiliates, managers, officers, members, employees, representatives and agents (individually a "Seller Party" and collectively the "Seller Parties"), and agrees to save and hold the Seller Parties (and each of them) harmless, from and against any and all damages, losses, liabilities, claims, deficiencies, judgments, decrees, awards, costs and expenses (including attorneys' fees and other costs and expenses incident to any Legal Proceeding) suffered, sustained, incurred or paid or required to be paid by any Seller Party in connection with or relating or attributable to (a) any failure by the Buyer to perform or comply with any covenant, agreement or undertaking to be performed or complied with by the Buyer pursuant to this Agreement whether before, at or after the Closing, (b) any representation and warranty of Buyer contained in this Agreement having been untrue or incorrect when made, (c) the ownership, possession or use of the Purchased Assets and the operation of the Business by the Buyer after the Closing Date and/or (d) the failure by the Buyer to perform the Assumed Obligations (individually a "Seller Loss" and collectively "Seller Losses").

6.2 Indemnification by the Seller. Subject to the provisions of Section 6.3 hereof, the Seller shall indemnify the Buyer and its Affiliates, directors, officers, shareholders, employees, representatives and agents (individually a "Buyer Party" and collectively the "Buyer Parties"), and agrees to save and hold the Buyer Parties (and each of them) harmless, from and against any and all damages, losses, liabilities, claims, deficiencies, judgments, decrees, awards, costs and expenses (including attorneys' fees and other costs and expenses incident to any Legal Proceeding) suffered, sustained, incurred or paid or required to be paid by any Buyer Party in connection with or relating or attributable to (a) any failure by a Seller to perform or comply with any covenant, agreement or undertaking to be performed or complied with by such Seller pursuant to this Agreement whether before, at or after the Closing, (b) any representation or warranty of Seller contained in this Agreement having been untrue or incorrect when made, and/or (c) the Retained Liabilities (individually a "Buyer Loss" and collectively "Buyer Losses").

6.3 Provisions Relating to Indemnification for Losses. The indemnification obligations set forth in this Article VI shall be subject to the following:

(a) Any claim or claims for indemnification under this Article VI (individually a "Claim" and collectively "Claims") shall be asserted, and all related notices, communications and actions on behalf of the Seller Parties or the Buyer Parties, as the case may be (individually an "Indemnified Party" and collectively "Indemnified Parties"), shall be asserted, given or taken by or in the name of the Seller or the Buyer, as applicable (as applicable, the "Claim Representative"); provided, however, that if the Claim Representative shall fail to do so, the applicable Indemnified Parties may take such action.

(b) If any Indemnified Party shall receive notice of any assertion, allegation, complaint or other communication by any other Person (including any Third-party Legal Proceeding) which gives rise to, or which the Indemnified Party believes may give rise to, a Claim or Claims, the Indemnified Party shall notify the Buyer or the Seller, as applicable (as applicable, the "Indemnifying Party"), of such assertion, allegation, complaint or any other communication, specifying, in reasonable detail, the nature of the related Claim or Claims and the basis on which the right to indemnification is or may be asserted; provided, however, that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification under this Article VI, except to the extent that the Indemnifying Party's ability to defend, compromise, settle or verify such assertion, allegation, complaint or other communication is materially prejudiced or materially impaired by the failure to give such notice. With respect to any Third-party Legal Proceeding, the Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense (or other response or contest), compromise or settlement with counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense (or other response or contest), compromise or settlement of or to any Third-party Legal Proceeding unless the Indemnified Party has relieved the Indemnifying Party from all liability with respect to the particular matter in which case the Indemnifying Party shall be entitled to control such defense, response, contest, compromise or settlement. Regardless of whether the Indemnified Party elects to participate in such defense (or other response or contest), compromise or settlement, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such Third-party Legal Proceeding, provided that the Indemnifying Party shall reimburse the Indemnified Party for its out-of-pocket costs and expenses of providing assistance as requested by the Indemnified Party, including attorneys' fees and investigative costs and expenses. If the Indemnifying Party shall fail to defend (or otherwise respond or contest) or otherwise protect against such Third-party Legal Proceeding in a timely manner, the Indemnified Party shall have the right, but not the obligation, to do so, and make any compromise or settlement thereof, and to recover all costs and expenses thereof from the Indemnifying Party. Without the consent of the Indemnified Party, the Indemnifying Party shall not admit any liability on the part of the Indemnified Party, or compromise or settle any Third-party Legal Proceeding unless, with respect to such compromise or settlement, (i) the Indemnified Party is not required to act or to refrain from acting and there will be no payment by, or Lien upon the property or assets of, the Indemnified Party as a result of such compromise or settlement, (ii) there is no finding or admission of any violation of law or of the rights of any Person by the Indemnified Party or of any other liability on the part of the Indemnified Party to any Person as a result of such compromise or settlement, and (iii) the Indemnified Party receives, as a part of such compromise or settlement, a complete release in form and substance reasonably satisfactory to the Indemnified Party. The party controlling the defense of a Third-party Legal Proceeding shall keep, or if both the Indemnifying Party and the Indemnifying Party are defending such Third-party Legal Proceeding, each shall keep, the other reasonably informed at all stages of the defense and/or compromise or settlement of such Third-party Legal Proceeding.

(c) The maximum Liability for Buyer Losses or Seller Losses, as the case may be, shall not exceed Two Million Dollars ($2,000,000.00).

(d) Any claim must be asserted, if at all, before the date which is eighteen (18) months after the Closing Date (the "Claim Expiration Date"), and all Claims, if any, shall expire and be null and void on the Claim Expiration Date.

(e) No notice given pursuant to this Article VI or Claim asserted shall be deficient because at the time of the giving of such notice or the assertion of such Claim the amount of the Seller Loss or Buyer Loss, as the case may be, is not known.

6.4 Expiration of Representations and Warranties. The representations and warranties contained in this Agreement shall expire and be of no force and effect on the date which is eighteen (18) months after the Closing Date.

ARTICLE VII. Miscellaneous

7.1 Entire Agreement; Remedies; Amendments; Invalidity. This Agreement constitutes the final, complete and exclusive expression of the agreements and understandings between them relating to the subject matter hereof. This Agreement supersedes any and all prior oral or written agreements, understandings and negotiations between or among the Parties relating to the subject matter hereof, all of which agreements, understandings and negotiations are merged with and into this Agreement. It is the intent of the Parties that the sole and exclusive remedy of each of the Parties in connection with, or relating to, the Transaction or any other matter contemplated by this Agreement (other than in the case of fraud) shall be indemnification in accordance with Article VI hereof to be resolved in the manner provided in Section 7.5 hereof. No amendment, modification, supplement, rescission, waiver, or release of any provision of this Agreement shall be effective unless set forth in writing and signed by the Party or Parties to be bound thereby. In the event any term or provision of this Agreement is determined by a court having jurisdiction to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted, as such court determines, and the remainder of this Agreement shall remain in full force and effect.

7.2 No Third-Party Beneficiaries. The representations and warranties and covenants and agreements contained in this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, expressed or implied is intended to confer any rights on any other Person or Persons.

7.3 Joint Participation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation hereunder, this Agreement shall be construed in accordance with the immediately preceding sentence and no presumption or burden of proof shall favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.

7.4 Further Assurances. Each Party shall execute and deliver such instruments and take such other action as shall be reasonably required, or as shall be reasonably requested by any other Party, in order to carry out the Transaction and otherwise to give effect to this Agreement, at or prior to or at and after the Closing Date.

7.5 Dispute Resolution. Any and all disputes and/or disagreements between or among the Parties, or any of them, arising under, or related to, this Agreement (each a "Dispute") shall be resolved as follows:

    The Parties to a Dispute (the "Disputing Parties") shall use all reasonable efforts to resolve the Dispute through discussions and negotiations for a period of not less than thirty days. During the course of such negotiations and discussions, each of the Disputing Parties shall be represented by a Person having decision-making authority with regard to the Dispute.

    If, at the end of the aforementioned thirty-day period, the Disputing Parties have failed to resolve the Dispute, either of the Disputing Parties may initiate a proceeding with the American Arbitration Association ("AAA") for such Dispute to be settled, and such Dispute shall be settled, by binding arbitration under the AAA's commercial arbitration rules.

    In any such Dispute (a) the proceeding shall be conducted by a panel of three arbitrators, one arbitrator to be selected by each of the Disputing Parties and a third arbitrator to be selected by the two arbitrators selected by the Disputing Parties and (b) the award rendered by the arbitrators may be entered in any court having competent jurisdiction.

    Any such arbitrators proceeding shall be conducted in Pittsburgh, Pennsylvania and the arbitrators may award the prevailing Party such Party's costs, fees and expenses (including attorneys', accountants' and experts' fees and expenses) associated with such arbitration proceeding.

    Anything in this Agreement to the contrary notwithstanding, in no event shall either Party be liable to the other for punitive damages and neither Party shall seek or assert any such damages.

7.6 Confidentiality. (a) Prior to the Closing, all Confidential Information of the Seller that has been provided to the Buyer or any representative or agent of the Buyer, in connection with the matters contemplated by this Agreement, whether provided before or after the execution and delivery of this Agreement, (i) shall be held in strict confidence by the Buyer, and each such representative or agent, and shall not be used by any of them for any purpose other than the evaluation and consummation of the Transaction. In the event the Transaction is not consummated, the Buyer shall return to the Seller, and shall cause its representatives to return to the Seller, all documents, work papers and other material obtained from the Seller and shall return to the Seller, or destroy and confirm such destruction to the Seller, all work papers and other materials derived by the Buyer or its representatives or agents from materials provided by the Seller and shall not thereafter use or disclose any such Confidential Information of the Seller.

    The Seller shall not disclose the existence of this Agreement (except to the Seller's employees, customers, suppliers, directors, representatives, agents, lenders, or investors); and neither Party shall disclose any of the terms or provisions of this Agreement (except to their respective directors, managers, officers, key employees having a need to know for purposes of reviewing and commenting on the provisions of this Agreement and assisting with the consummation of the Transaction, professional advisors and lenders and except as required by Applicable Legal Requirements).

    The Parties agree that all press releases, announcements and other publicity concerning this Agreement made prior to, or in connection with, the Closing shall be subject to the reasonable approval of each of them, subject to Buyer's right after consultation with Seller to issue a press release or make a public announcement with respect to the Transaction in the event Buyer's counsel reaches a good faith determination that such release or announcement is required by law or regulation.

    Prior to and after the Closing Date, the Seller shall maintain the confidentiality of all Confidential Information relating to this Agreement and the Purchased Assets.

    The provisions of this Section 7.6 shall not apply to, or prevent the disclosure of, (i) any information that is or becomes a matter of public record or has previously become generally available to the public without any breach or violation of this Section 7.6, (ii) any information disclosed in any Legal Proceeding between the Parties to enforce any provision of this Agreement (including information that is reasonably necessary in order to defend any Claim asserted under Section 6.3 hereof), or disclosed in any Third-party Legal Proceeding, or (iii) any information that a Party or Parties is or are required or requested (under threat of contempt or similar sanction) to disclose in connection with any Legal Proceeding; provided that prior to any disclosure of information under clause (iii) of this paragraph (e) of Section 7.6, the Party so required or requested to make such disclosure shall advise the Party, to which such disclosure applies and, at the request and expense of such latter Party, obtain an order or other assurance that confidential treatment will be afforded to such information.

7.7 Governing Law. This Agreement and the legal relations between the Parties shall, in all respects, be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

7.8 Notices, Etc. Any notices, consents or other communications by or between the Parties required or permitted hereunder shall be in writing, and shall be sufficiently given if hand delivered or sent by registered mail or certified mail, postage prepaid, by facsimile transmission with confirmed receipt or by overnight courier or delivery service addressed or sent by facsimile transmission as follows:

To the Seller:

Pinnacle Electronics, LLC

Summit Corporate Center

1001 Corporate Drive, Suite 200

Canonsburg, PA 15317

Attn.: Donald J. Jenkins

Fax Number: 724/743-5654

With a copy (which shall not constitute notice) to:

Eckert Seamans Cherin & Mellott, LLC

600 Grant Street, 45th Floor

Pittsburgh, PA 15219

Attn: C. Kent May

Fax Number: 412/566-6099

To the Buyer:

LaBarge Electronics, Inc.

9900A Clayton Road

St. Louis, MO 63124

Attn: Donald H. Nonnenkamp

Fax Number: 314/812-9438

With a copy (which shall not constitute notice) to:

Armstrong Teasdale LLP

One Metropolitan Square, Suite 2600

St. Louis, MO 63102

Attn: John L. Gillis, Jr.

Fax Number: 314/612-2248

Any party may change such Party's address and/or facsimile number by giving notice of such change to the other Parties in accordance with this Section 7.8. Any such notice or communication shall be deemed to have been given as of the date so delivered or mailed (except that a notice of change of address and/or facsimile number shall not be deemed to have been given until received by the addressee).

7.9 Transaction Costs. Whether or not the Closing occurs, each Party shall be responsible for its own costs and expenses incurred in connection with the Transaction, including the fees and expenses of legal counsel accountants and other professionals, whether incurred before or after the execution and delivery of this Agreement.

7.10 Assignments. This Agreement may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any attempt to do so shall be null and void.

7.11 Counterparts. This Agreement and any certificate or other writing to be executed and delivered in connection with the Closing may be executed in one or more counterparts, and by different Parties on different counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement, certificate or other writing, as the case may be, and shall become effective when one or more counterparts have been executed and delivered to each of the Parties. One or more counterparts of this Agreement or any certificate or other writing to be executed and delivered in connection with the Closing may be delivered by facsimile transmission with the intent that it or they shall constitute an original counterpart hereof or thereof.

* * * * * * * * * * * * * * * * * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed, on its behalf by one of their respective officers thereunto duly authorized, all as of the day and year first above written.

PINNACLE ELECTRONICS, LLC

By:/s/TY EGGEMEYER

Ty Eggemeyer, Chief Executive Officer

LABARGE ELECTRONICS, INC.

By:/s/CRAIG E. LABARGE

Craig E. LaBarge, President

Exhibit A

Form of Bill of Sale, Assignment and Assumption Agreement

BILL OF SALE, ASSIGNMENT AND
ASSUMPTION AGREEMENT

This is the Bill of Sale, Assignment and Assumption Agreement defined and described in the Asset Sale and Purchase Agreement dated as of February ___, 2004, by and between PINNACLE ELECTRONICS, LLC (the "Seller") and LABARGE ELECTRONICS, INC. (the "Buyer") (the "Agreement"). Initially capitalized words and phrases used herein that are defined in the Agreement have the meanings given to them in the Agreement, unless otherwise defined herein.

FOR VALUE RECEIVED, the Seller hereby sells, assigns, conveys, transfers and delivers to the Buyer all of the Purchased Assets.

In consideration of the aforementioned sale, assignment, transfer and delivery, the Buyer hereby assumes and agrees to perform, satisfy and discharge, and to hold the Seller harmless from and against, all of the Assumed Obligations in accordance with their respective terms.

It is understood and agreed that no contract or other agreement contemplated by the Agreement to be included in the Assumed Contracts, the assignment of which, or the substitution of the Buyer for the Seller under or with respect to which, requires the consent of any party shall be sold, assigned, conveyed, transferred or delivered hereunder unless and until the necessary consents have been obtained (the "Conditioned Contracts"). Until the requisite consents with respect to the Conditioned Contracts have been obtained, the Buyer shall fully perform and discharge all of the obligations of the Seller under each of the Conditioned Contracts as a subcontractor of the Seller; provided, however, that as a condition to performing such obligations the Seller shall pay to the Buyer promptly upon receipt thereof, all amounts paid to the Seller with respect to such Conditioned Contracts after the Closing; and provided further that this sentence shall apply only to those Conditioned Contracts under which the Buyer is permitted to act as a subcontractor of the Seller.

IN WITNESS WHEREOF, the Seller and the Buyer each has caused this Bill of Sale, Assignment and Assumption Agreement to be executed on its behalf by one of its officers thereunto duly authorized as of the ___ day of February, 2004.

PINNACLE ELECTRONICS, LLC

By: _____________________________

[Name and Title]

LABARGE ELECTRONICS, INC.

By: _____________________________

[Name and Title]

Exhibit B

Form of Lease Assignment

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease ("Assignment") is made as of the [.] day of [.], 2004, by and between Pinnacle Electronics, LLC, a Delaware limited liability company ("Assignor"), and LaBarge Electronics, Inc., a Missouri corporation ("Assignee").

BACKGROUND

A. Assignor (the assignee of Contraves, Inc.), as Lessee, and Regional Industrial Development Corporation of Southwestern Pennsylvania, as Lessor, are the parties to the Keystone Commons Lease dated as of December 1, 2000 (the "Lease").

B. Assignor, as the Seller, and Assignee, as the Buyer, are the parties to the Asset Sale and Purchase Agreement dated as of February ___, 2004 (the "Purchase Agreement") pursuant to which, among other things, Assignor has agreed to assign, transfer, convey and deliver its right, title and interest in the Lease to Assignee.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Assignor and Assignee, each intending to be legally bound hereby, agree as follows:

1. Assignment and Assumption of Lease. Assignor hereby assigns, transfers and delivers to Assignee, its successors and assigns, all of Assignor's right, title and interest in and to the Lease and Assignor's leasehold interest in the property subject to the Lease. Assignee hereby accepts such assignment and assumes and agrees to keep, perform and fulfill all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by Assignor under the Lease that arise on and after the date hereof.

2. Further Assurances. At any time and from time to time after the date hereof, Assignor and Assignee shall execute and deliver, upon request, all such further documents and instruments and take all such actions as may be reasonably necessary to give effect to this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the day and year first above written.

PINNACLE ELECTRONICS, LLC

By:____________________________

Name:

Title:

LABARGE ELECTRONICS, INC.

By:____________________________

Name:

Title:

Exhibit C

Form of Legal Opinion

(Buyer's Counsel)

February 13, 2004

Pinnacle Electronics, LLC

________________________

________________________

________________________

Re: LABARGE ELECTRONICS, INC.

Gentlemen:

We have acted as special counsel to LaBarge Electronics, Inc., a Missouri corporation (the "Company"), in connection with the transactions (the "Transactions") contemplated in the Asset Sale and Purchase Agreement dated as of February ___, 2004, by and between (i) Pinnacle Electronics, LLC and (ii) the Company (the "Agreement"). Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Agreement. This opinion letter is being furnished to you, at the request of the Company pursuant to paragraph (e) of Section 2.6 of the Agreement.

In connection with representing the Company as stated above, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a) the Agreement;

(b) the Bill of Sale, Assignment and Assumption Agreement;

(c) the Lease Assignment;

(d) the [.] and [.] of the Company; and

(e) records [.] proceedings of the Company.

The documents identified in clauses (a) through (c) above are sometimes referred to herein collectively as the "Transaction Documents" and the documents identified in clause (d) above are sometimes referred to herein collectively as the "Charter Documents." We have assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Transaction Documents or the Charter Documents.

In addition, we have examined such certificates, agreements and documents, have made such inquiry of the officers and other representatives of the Company and have made such investigations of law as we have deemed appropriate for the purpose of providing the opinions hereinafter expressed.

In our examination, we have assumed the validity and genuineness of all signatures, other than signatures of those signing on behalf of the Company, the authenticity of all documents submitted to us as originals, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies and the accuracy and completeness of all documents submitted to us. As to various factual matters, we have assumed the accuracy, completeness and genuineness of, and have relied on, (i) the factual matters and statements contained in the Transaction Documents and in various certificates delivered to you in connection with the Transactions, (ii) oral and written representations and assurances made to us by officers and other representatives of the Company and (iii) as to certain matters, certificates of public officials. Although we have no knowledge that any such factual matter is untrue, we have not conducted any investigation or verification of such factual matters.

In rendering the opinions expressed herein, we also have assumed (other than with respect to the Company in the case of clauses (i) through (iv) below) that (i) each party to the Transaction Documents that is not a natural person is validly existing under the laws of the jurisdiction governing its organization, has duly authorized, executed and delivered each of the Transaction Documents to which it is a party, and has the power and authority to do so and to perform its obligations under each such Transaction Document; (ii) all persons acting on behalf of parties to the Transactions or signing the Transaction Documents on behalf of each party thereto have the authority to do so; (iii) no consent, approval, authorization, declaration or filing by or with any Governmental Authority is required for the valid execution and delivery of the Transaction Documents by any party thereto; (iv) each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms; (v) each party to the Transactions has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Company; (vi) all natural persons signing the Transaction Documents have sufficient legal capacity to do so; (vii) each party to the Transaction Documents has acted and will act in good faith and will seek to enforce its rights and remedies under the Transaction Documents in a commercially reasonable manner; (viii) the Transactions comply with all applicable tests of good faith, fairness and conscionability required by law; and (ix) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence. In addition, we have assumed that sufficient consideration has been exchanged by all parties to support their respective obligations under the Transaction Documents.

Each of the assumptions set forth above is made without independent investigation or verification but without reason to believe that such assumption is incorrect.

Wherever an opinion or confirmation regarding a particular factual matter is indicated herein to be based on our knowledge or qualified by words of similar import, we intend to signify that no lawyer in our firm who has actively participated in the negotiation of the Transactions or the drafting of the Transaction Documents is consciously aware at this time of facts or other information inconsistent with such opinion or confirmation; no constructive or imputed knowledge is within the coverage of any such opinion or confirmation. We have not made or undertaken to make any investigation, inquiry or analysis with respect to opinions or confirmations which are indicated to be based on our knowledge, nor have we conducted a review of the firm's files.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1. The Company is a [.], duly organized and presently existing under the laws of the State of [.].

2. The Company has the requisite power and authority to own its properties and to conduct its business as such business is presently conducted.

3. The Company has the requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.

4. The Company has duly authorized, by all necessary [.] action, the execution and delivery of the Transaction Documents to which it is a party and the performance of its obligations thereunder.

5. The Company has duly executed and delivered the Transaction Documents to which it is a party and each of such Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms thereof.

The foregoing opinions are further subject to the following qualifications and limitations:

a. The foregoing opinions are limited solely to the following laws, as now in effect: the federal laws of the United States and the laws of the Commonwealth of Pennsylvania as applied by courts located in Pennsylvania, and the General Corporation Law of the State of [.]. We have not considered and express no opinion on the laws of any other jurisdictions.

b. The validity of the Transaction Documents and the enforceability of rights and remedies provided in the Transaction Documents (whether such validity or enforceability is considered in a proceeding in equity or at law or in a bankruptcy proceeding) are subject to (i) the effect of bankruptcy, reorganization, insolvency, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and is further subject to the exercise of judicial discretion and principles of equity; and (ii) federal securities or other laws or regulations or public policy insofar as they may restrict the enforceability of rights to indemnification.

c. We express no opinion with regard to fraudulent conveyance or transfer or other similar laws or legal principles.

d. Under certain circumstances, the availability of a remedy may be limited or precluded where another remedy has been selected, notwithstanding any provision of the Transaction Documents to the contrary.

e. Where less than all of a contract may be unenforceable, the enforceability of the balance of the contract may be limited to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

f. No opinion is rendered as to (i) any antitrust or unfair competition laws and regulations or (ii) any laws and regulations concerning filing and notice requirements.

The opinions herein are given as of the date hereof. We assume no obligation to update or supplement any of the opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter is being delivered to you pursuant to paragraph (c) of Section 2.5 of the Agreement and is solely for your benefit for the purposes contemplated in the Transaction Documents. Without our prior written consent, this opinion letter, and the opinions set forth herein, may not be used or relied on by you for any other purpose or by any other person for any purpose whatsoever.

Very truly yours,

Exhibit D

Form of Legal Opinion

(Seller's Counsel)

February 13, 2004

[Buyer Name and Address]

Re: PINNACLE ELECTRONICS, LLC

Gentlemen:

We have acted as special counsel to Pinnacle Electronics, LLC, a Delaware limited liability company (the "Company"), in connection with the transactions (the "Transactions") contemplated in the Asset Sale and Purchase Agreement dated as of February ___, 2004, by and between (i) the Company, and (ii) LaBarge Electronics, Inc., a Missouri corporation (the "Agreement"). Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Agreement. This opinion letter is being furnished to you, at the request of the Company pursuant to paragraph (f) of Section 2.6 of the Agreement.

In connection with representing the Company as stated above, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a) the Agreement;

(b) the Bill of Sale, Assignment and Assumption Agreement;

(c) the Lease Assignment;

(d) the Certificate of Formation and Operating Agreement of the Company; and

(e) records of limited liability company proceedings of the Company.

The documents identified in clauses (a) through (c) above are sometimes referred to herein collectively as the "Transaction Documents" and the documents identified in clause (d) above are sometimes referred to herein collectively as the "Charter Documents." We have assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Transaction Documents or the Charter Documents.

In addition, we have examined such certificates, agreements and documents, have made such inquiry of the officers and other representatives of the Company and have made such investigations of law as we have deemed appropriate for the purpose of providing the opinions hereinafter expressed.

In our examination, we have assumed the validity and genuineness of all signatures, other than signatures of those signing on behalf of the Company, the authenticity of all documents submitted to us as originals, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies and the accuracy and completeness of all documents submitted to us. As to various factual matters, we have assumed the accuracy, completeness and genuineness of, and have relied on, (i) the factual matters and statements contained in the Transaction Documents and in various certificates delivered to you in connection with the Transactions, (ii) oral and written representations and assurances made to us by officers and other representatives of the Company and (iii) as to certain matters, certificates of public officials. Although we have no knowledge that any such factual matter is untrue, we have not conducted any investigation or verification of such factual matters.

In rendering the opinions expressed herein, we also have assumed (other than with respect to the Company in the case of clauses (i) through (iv) below) that (i) each party to the Transaction Documents that is not a natural person is validly existing under the laws of the jurisdiction governing its organization, has duly authorized, executed and delivered each of the Transaction Documents to which it is a party, and has the power and authority to do so and to perform its obligations under each such Transaction Document; (ii) all persons acting on behalf of parties to the Transactions or signing the Transaction Documents on behalf of each party thereto have the authority to do so; (iii) no consent, approval, authorization, declaration or filing by or with any Governmental Authority is required for the valid execution and delivery of the Transaction Documents by any party thereto; (iv) each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms; (v) each party to the Transactions has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Company; (vi) all natural persons signing the Transaction Documents have sufficient legal capacity to do so; (vii) each party to the Transaction Documents has acted and will act in good faith and will seek to enforce its rights and remedies under the Transaction Documents in a commercially reasonable manner; (viii) the Transactions comply with all applicable tests of good faith, fairness and conscionability required by law; and (ix) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence. In addition, we have assumed that sufficient consideration has been exchanged by all parties to support their respective obligations under the Transaction Documents.

Each of the assumptions set forth above is made without independent investigation or verification but without reason to believe that such assumption is incorrect.

Wherever an opinion or confirmation regarding a particular factual matter is indicated herein to be based on our knowledge or qualified by words of similar import, we intend to signify that no lawyer in our firm who has actively participated in the negotiation of the Transactions or the drafting of the Transaction Documents is consciously aware at this time of facts or other information inconsistent with such opinion or confirmation; no constructive or imputed knowledge is within the coverage of any such opinion or confirmation. We have not made or undertaken to make any investigation, inquiry or analysis with respect to opinions or confirmations which are indicated to be based on our knowledge, nor have we conducted a review of the firm's files.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1. The Company is a limited liability company, duly organized and presently existing under the laws of the State of Delaware.

2. The Company has the requisite power and authority to own its properties and to conduct its business as such business is presently conducted.

3. The Company has the requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.

4. The Company has duly authorized, by all necessary limited liability company action, the execution and delivery of the Transaction Documents to which it is a party and the performance of its obligations thereunder.

5. The Company has duly executed and delivered the Transaction Documents to which it is a party and each of such Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms thereof.

The foregoing opinions are further subject to the following qualifications and limitations:

a. The foregoing opinions are limited solely to the following laws, as now in effect: the federal laws of the United States and the laws of the Commonwealth of Pennsylvania as applied by courts located in Pennsylvania, and the General Corporation Law of the State of Delaware. We have not considered and express no opinion on the laws of any other jurisdictions.

b. The validity of the Transaction Documents and the enforceability of rights and remedies provided in the Transaction Documents (whether such validity or enforceability is considered in a proceeding in equity or at law or in a bankruptcy proceeding) are subject to (i) the effect of bankruptcy, reorganization, insolvency, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and is further subject to the exercise of judicial discretion and principles of equity; and (ii) federal securities or other laws or regulations or public policy insofar as they may restrict the enforceability of rights to indemnification.

c. We express no opinion with regard to fraudulent conveyance or transfer or other similar laws or legal principles.

d. Under certain circumstances, the availability of a remedy may be limited or precluded where another remedy has been selected, notwithstanding any provision of the Transaction Documents to the contrary.

e. Where less than all of a contract may be unenforceable, the enforceability of the balance of the contract may be limited to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

f. No opinion is rendered as to (i) any antitrust or unfair competition laws and regulations or (ii) any laws and regulations concerning filing and notice requirements.

The opinions herein are given as of the date hereof. We assume no obligation to update or supplement any of the opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter is being delivered to you pursuant to paragraph (d) of Section 2.5 of the Agreement and is solely for your benefit for the purposes contemplated in the Transaction Documents. Without our prior written consent, this opinion letter, and the opinions set forth herein, may not be used or relied on by you for any other purpose or by any other person for any purpose whatsoever.

Very truly yours,

Exhibit E

Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement (this "Agreement"), dated as of February 17th, 2004 (the "Closing Date"), among LaBarge Electronics, Inc., a Missouri corporation ("Buyer"), Pinnacle Electronics, LLC, a Delaware limited liability company ("Seller"), and National City Bank, a [national banking association], as escrow agent ("Escrow Agent").

This is the Escrow Agreement referred to in that certain Asset Purchase Agreement dated as of the Closing Date (the "Purchase Agreement") among Buyer and Seller. Capitalized terms used in this agreement without definition shall have the respective meanings given to them in the Purchase Agreement.

The parties, intending to be legally bound, hereby agree as follows:

1. ESTABLISHMENT OF ESCROW

(a) As proposed in Section 2.3 of the Purchase Agreement, Buyer is depositing with Escrow Agent the total sum of $2,000,000.00, consisting of (i) $2,000,000 in immediately available funds for the purposes of satisfying claims, if any, of the Buyer under Article VI of the Purchase Agreement (together with interest and other earnings thereon, the "Indemnity Escrow Fund") and (ii) $ -0- in immediately available funds for the purpose of satisfying the obligations, if any, of the Seller in connection with the Post-Closing Adjustment set forth in Section 2.4 of the Purchase Agreement (together with interest and other earnings thereon, the "Adjustment Escrow Fund") (the Adjustment Escrow Fund and the Indemnity Escrow Fund are sometimes referred to collectively herein as the "Escrow Fund").

(b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Funds pursuant to the terms and conditions hereof.

2. INVESTMENT OF FUNDS

Except as Buyer and Seller may from time to time jointly instruct Escrow Agent in writing,Buyer and Seller direct the Escrow Agent shall invest the Escrow Fund in Armada Money Market Fund, for which the Escrow Agent or an affiliate serves as investment advisor and receives a fee. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Funds consisting of investments to provide for payments required to be made under this Agreement.

3. CLAIMS

(a) On or before the third business day following the Escrow Agent's receipt of a joint notice of Buyer and Seller stating that the Post-Closing Adjustment has been determined in accordance with Section 2.4 of the Purchase Agreement and specifying the dollar amount payable to the Buyer and/or the Seller, the Escrow Agent shall pay to the Buyer and/or the Seller, as applicable, the amount so specified from (and only to the extent of) the Adjustment Escrow Fund.

(b) From time to time before August 17th, 2005 [that date which is eighteen months after the Closing Date] (the "Release Date"), Buyer may give notice (a "Notice") to Seller and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it may have under Article VI of the Purchase Agreement. Buyer may make more than one Claim with respect to any underlying state of facts. If Seller gives notice to Buyer and Escrow Agent disputing any Claim (a "Counter Notice") within 30 days following receipt by Seller and Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(c). If no Counter Notice is received by Buyer and Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Buyer as set forth in its Notice shall be deemed established for purposes of this Agreement and the Purchase Agreement and, at the end of such 30-day period, Escrow Agent shall pay to Buyer the dollar amount claimed in the Notice from (and only to the extent of) the Indemnity Escrow Fund.

(c) If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Seller or (ii) a final non-appealable award of an arbitration panel pursuant to Section 7.5 of the Purchase Agreement. Any arbitration award shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to Escrow Agent to the effect that the arbitration award is final and non-appealable. Escrow Agent shall act on such arbitration award and legal opinion without further question.

(d) Escrow Agent shall not be required to, and shall not, inquire into or consider whether the Post-Closing Adjustment, any claim or any other matter contemplated by this Section 3 complies with the requirements of the Purchase Agreement.

4. TERMINATION OF ESCROW

(a) Escrow Agent shall pay and distribute the amounts in the Adjustment Escrow Fund, and said fund shall terminate, in accordance with the provisions of Section 3(a) hereof.

(b) On the Release Date, Escrow Agent shall pay and distribute the then amount of the Indemnity Escrow Fund to Seller, unless (i) any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Indemnity Escrow Fund (and the balance paid to Seller) or (ii) Buyer has given notice to Seller and Escrow Agent specifying in reasonable detail the nature of any other Claim it may have under Article VI of the Purchase Agreement with respect to which it is unable to specify the amount of damages, in which case the entire Indemnity Escrow Fund shall be retained by Escrow Agent, in either case until it receives joint written instructions of Buyer and Seller or a final non-appealable award of an arbitration panel as contemplated by Section 3(c).

5. DUTIES OF ESCROW AGENT

(a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Funds, or any loss of interest incident to any such delays.

(c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that any one of two undersigned representatives of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e) Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 5(e) and Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Funds to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Funds until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

(i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Funds or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Funds until Escrow Agent shall have received (i) a final non-appealable award of an arbitration panel as contemplated by Section 3(c) directing delivery of the Escrow Funds or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Funds, in which event Escrow Agent shall disburse the Escrow Funds in accordance with such order or agreement.

(j) Buyer and Seller shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder as set out on the attached Exhibit A and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). The fees and expenses of the Escrow Agent shall be paid 50% by the Buyer and 50% by the Seller. The Investment Related Fees set forth on Exhibit A attached hereto shall be charged against the income of the Escrow Fund and any other fees and expenses of the Escrow Agent not paid within thirty days of invoice to the Buyer and Seller may be taken from the Indemnity Escrow Fund.

(k) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

(l) The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System as necessary.

6. LIMITED RESPONSIBILITY

This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7. OWNERSHIP FOR TAX PURPOSES

Seller agrees that, for purposes of federal and other taxes based on income, it is solely responsible for determining the proper tax treatment of income and properly including any such income for the year income was actually received from the Escrow Fund. All income distributed to the Seller will be included in the monthly trust statements provided by the Escrow Agent. The Escrow Agent will not provide for the Buyer or Seller any tax reporting, processing or filings of the following Internal Revenue Service Forms: Form 1041, 1099INT, 1099B, or 1096. Seller may send Escrow Agent requests to receive Earnings on the Escrow Fund each calendar quarter.

8. NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller: Pinnacle Electronics, LLC

Summit Corporate Center

1001 Corporate Drive, Suite 200

Canonsburg, PA 15317

Attention: Donald J. Jenkins

Facsimile No.: 724/743-5654

with a copy to: Eckert Seamans Cherin & Mellott, LLC

600 Grant Street, 45th Floor

Pittsburgh, PA 15219

Attention: C. Kent May

Facsimile No.: 412-566-6099

Buyer: LaBarge Electronics, Inc.

9900A Clayton Road

St. Louis, MO 63124

Attention: Donald H. Nonnenkamp

Facsimile No.: 314-812-9438

with a copy to: Armstrong Teasdale LLP

One Metropolitan Square, Suite 2600

St. Louis, MO 63102

Attention: John L. Gillis, Jr.

Facsimile No.: 314-612-2248

Escrow Agent: National City Bank

1900 East Ninth Street

Cleveland OH 44114

Attention: Dawn DeWerth LOC 2111

Facsimile No.: 216-222-7044

9. JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, County of Cuyahoga, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

11. SECTION HEADINGS

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12. WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13. EXCLUSIVE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Buyer, the Seller and the Escrow Agent.

14. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER: SELLER:

LaBarge Electronics, Inc. Pinnacle Electronics, LLC

By: By:

Name: Craig E. LaBarge Name: Gerald Prado

Its: President

By: By:

Name: Donald H. Nonnenkamp Name: Donald J. Jenkins

Its: Vice President

ESCROW AGENT:

National City Bank

By:

Name: Brian Utrup

Its: Vice President

Exhibit F

Form of Trademark Assignment

TRADEMARK ASSIGNMENT

WHEREAS, Pinnacle Electronics, LLC, a Delaware limited liability company having its principal place of business at Commonwealth Plaza Building, 700 Braddock Avenue, East Pittsburgh, Pennsylvania 15112 (hereinafter "ASSIGNOR"), is the owner of the entire right, title and interest in and to the following trademarks and U.S. trademark applications based on a bona fide intention to use the marks in commerce:

Marks Serial No.

PINNACLE ELECTRONICS (and Design) 2687442

PINNACLE ELECTRONICS 2696542

(hereinafter "TRADEMARKS")

WHEREAS, LaBarge Electronics, Inc., a Missouri corporation having its principal place of business at 9990A Clayton Road, St. Louis, Missouri 63124 (hereinafter "ASSIGNEE"), is desirous of acquiring all right, title, and interest in and to the TRADEMARKS throughout the world, and all right, title, and interest in and to the U.S. applications on the TRADEMARKS;

NOW, THEREFORE, in consideration of one dollar ($1.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by ASSIGNOR;

1. ASSIGNOR agrees to, and hereby does, sell, assign, and transfer unto ASSIGNEE the entire right, title, and interest in and to the TRADEMARKS inside and outside the U.S., together with the U.S. applications thereon, and all of the business and goodwill associated with the TRADEMARKS, and the right to sue and recover for infringements occurring prior to this assignment.

2. ASSIGNOR represents and warrants that at the time of making this assignment it is the owner of all right, title, and interest in and to the TRADEMARKS, and all the goodwill therein; that it is the owner of all right, title and interest in and to the applications on the TRADEMARKS; that the applications are currently in force; and that it has not licensed, mortgaged, or otherwise transferred any rights in the TRADEMARKS or the applications thereon to any person or entity other than ASSIGNEE.

PINNACLE ELECTRONICS, LLC

Date: February ___, 2004 By:________________________________

Name: Ty W. Eggemeyer

Its: President & CEO

ACKNOWLEDGEMENT

COMMONWEALTH OF PENNSYLVANIA )

) SS

COUNTY OF ALLEGHENY )

On this February ___, 2004, before me, __________________________, a Notary Public in and for said state, personally appeared Ty W. Eggemeyer, who, being by me first duly sworn, declared that he is the President & CEO of Pinnacle Electronics, LLC, that he signed the foregoing document as President & CEO of the Corporation, and acknowledged to me that he executed the same for the purposes therein stated.

___________________________________

Notary Public

My Commission Expires: